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Exhibit 10.29

CONSULTING AGREEMENT

EFFECTIVE DATE: March 25, 2004

        This Consulting Agreement (the "Agreement") is made by and between Cypress Bioscience, Inc. ("Client"), a Delaware corporation, and Martin B. Keller ("Consultant").

1.
Engagement of Services. Client hereby retains Consultant's services for various matters to be determined from to time to by Client, including but not limited to (a) service as a continuing member of Client's Scientific Advisory Board and (b) Consultant's assistance and cooperation in facilitating the transition of new members onto Client's Board of Directors (the "Board").

2.
Compensation. Client will pay Consultant a fee of fifty thousand ($50,000) dollars per year for services rendered up to and including two (2) days per fiscal quarter, as requested by Client. If Client requests Consultant to perform additional services, Client will do so in writing and Consultant will be paid five thousand ($5,000) dollars per each additional day of services requested by and rendered to Client. On a quarterly basis, by providing notice to Client at any time during the last two (2) weeks of such quarter, Consultant may elect to receive the above compensation in the form of a fully vested stock option to be granted on the last trading day of such fiscal quarter. If Consultant elects to receive such an option grant, the quarterly grant will cover the number of shares that results from dividing the then accrued but unpaid compensation earned by Consultant in the applicable fiscal quarter by the closing share price of Client's common stock as reported on Nasdaq for the last trading day of such fiscal quarter. Such option grant(s) will be made pursuant to the terms of Client's 2000 Equity Incentive Plan (the "Plan") and standard Nonstatutory Stock Option Agreement. The exercise price of such option grant(s) will be equal to the fair market value of Client's common stock on the last day of the applicable quarter, which shall be the closing sales price as reported on Nasdaq. In addition to the above compensation, Consultant will vest in all unvested shares under Consultant's outstanding option grants in equal monthly installments over the Consulting Term (as defined below), as outlined on Exhibit A. Except as expressly set forth herein, such current option grants will remain subject to all terms and conditions set forth in the applicable plans and option agreements governing such grants. In addition, during the Consulting Term, Consultant agrees to abide by Client's Stock Trading and Pre-Clearance Policy. Consultant further agrees that with respect to the next secondary public offering of Client's common stock, (a) all option grants and shares held by Consultant will be subject to the same 90-day lock up period applicable to Client's officers and directors and (b) Consultant will execute a form lock-up agreement as may be required by the underwriters of such offering. Consultant will be reimbursed for expenses incurred in the performance of services hereunder in accordance with Client's expense reimbursement policy as in effect from time to time. Payment of Consultant's fees and expenses will be made in quarterly installments in accordance with Client's standard payroll procedures.

3.
Resignation from Board of Directors. Consultant acknowledges and agrees that, effective upon execution of this Agreement, he resigns as a member of the Board.

4.
Ownership of Work Product. Consultant hereby assigns to Client all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the "Work Product"), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at Client's request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, the copyright assignment.

5.
Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Section 4 (including without limitation the right to assign any Work Product created by Consultant's employees or contractors), and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys' fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6.
Independent Contractor Relationship. Consultant's relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Client unless specifically requested or authorized in writing to do so by a Client officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant's compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

7.
Confidential Information. Consultant agrees to hold Client's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. "Confidential Information" as used in this Agreement shall mean all information disclosed by Client to Consultant that is not generally known in the Client's trade or industry and shall include, without limitation, (a) concepts and ideas relating to the in-license, development or distribution of compounds or technologies or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions and know-how; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client's business. Consultant's obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Client; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Client; (c) was in Consultant's possession free of any obligation of confidence at the time it was communicated to Consultant by Client; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Client; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Client; or (f) was communicated by Client to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Client's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All

  Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the such Confidential Information.

8.
No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant's obligations, or the scope of services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

9. Term and Termination.

9.1
Term. The term of this Agreement is for two (2) years from the Effective Date set forth above (the "Consulting Term"), unless earlier terminated as provided in this Agreement. An executed copy of this agreement by Consultant must be returned to the Client within five (5) days of the Effective Date or this agreement will become null and void. Consultant may terminate this Agreement at any time upon five (5) days prior written notice to Client.

9.2
Termination by Client. Client may terminate this Agreement with or without Cause, at any time upon five (5) days prior written notice to Consultant. If this Agreement is terminated by Client without Cause, or if there is a Corporate Transaction (as defined in Section 11(c) of the Plan), then (a) Client shall pay Consultant, within thirty (30) days of such event, all remaining consideration Consultant would have received has services continued under this Agreement through the entire Consulting Term, (b) all of Consultant's remaining unvested option shares will immediately vest in full, and (c) Consultant will be allowed to exercise such option grants through the second anniversary of the Effective Date of this Agreement.

9.3
Definition of Cause. For purposes of this Agreement, Cause will mean Consultant's (a) disparagement of Client (or its officers, directors, affiliates, agents or representatives), (b) breach of any applicable confidentiality obligation, (c) gross misconduct or (d) refusal to perform services under this Agreement.

9.4
Survival. The rights, obligations and terms contained in Sections 4, 5, 7, 9, 13, 14, 15, 16, 17, 18 and 19 will survive any termination or expiration of this Agreement.

10.
Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Client's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Client's successors and assigns, and will be binding on Consultant's assignees.

11.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

12.
Attorneys' Fees. Client will reimburse Consultant for reasonable attorneys' fees in connection with Consultant's resignation from the Board and the execution of this Agreement, not to exceed eleven thousand six hundred sixty-six ($11,666) dollars.

13.
Continuing Indemnification. Client will continue to provide Consultant with the same level of directors and officers insurance and indemnification as provided to Client's officers and directors by Client's then current certificate of incorporation, bylaws and agreements for a period of at least five (5) years after the Effective Date of this Agreement.

14.
Mutual Release of Claims. Except as expressly set forth in the last sentence of this Section 14, Consultant and Client, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, consultants, investors, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, consultants, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation: (a) any and all claims relating to or arising from Consultant's service to the Company and the termination of that service; (b) any and all claims relating to, or arising from, Consultant's right to purchase, or actual purchase of shares of common stock of Client; (c) any and all claims of violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, invasion of privacy and conversion; (d) any and all claims for violation of any federal, state or municipal constitution, law, statute, regulation or ordinance; and (e) any and all claims for attorneys' fees and costs. Client and Consultant agree that the release set forth in this Section 14 will be and remain in effect in all respects as a complete general release as to the matters released. Consultant agrees that this release does not extend to any claims of any nature or type against Consultant based on a breach by Consultant of any fiduciary duty owed to Client or its stockholders or any claims brought by the stockholders of Client against Consultant (whether in their own name or in the name, or on behalf, of Client).

15.
Civil Code Section 1542. Consultant and the Client acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIS MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Consultant and the Client, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

16.
Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

17.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

18.
Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

19.
Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter including, without limitation, the term sheet previously evidencing the terms of this Agreement and the Restated Consulting Agreement dated March 27, 2003 between Client and Consultant. The terms of this Agreement will govern all services undertaken by

  Consultant for Client. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

        In Witness Whereof, the parties have executed this Agreement as of the date first written above.

"Client"	"Consultant"
Cypress Bioscience, Inc.	Dr. Martin B. Keller
/s/ MARTIN B. KELLER
Tel: (858) 452-2323 Fax: (858) 452-1222
By:	/s/ JAY D. KRANZLER Dr. Jay D. Kranzler Chief Executive Officer	Date:	March 25, 2004

Exhibit A

1st Chart—Unvested shares as of 3-25-04

Date of Grant	Total Number of Options	Currently Vested	Unvested	Date Fully Vested
4/29/2002	4,375	2,084	2,291	4/29/2006
4/29/2002	4,375	—	4,375	4/29/2008
3/27/2003	77,706	38,131	39,575	3/27/2007
1/1/2004	13,000	2,991	10,009	12/31/2004

2nd Chart—Unvested & Over 2 years to complete Vesting

Date of Grant	Unvested		New Vesting Schedule
4/29/2002	2,291	(1)	3/24/2006
4/29/2002	4,375	(1)	3/24/2006
3/27/2003	39,575	(1)	3/24/2006
(1)
vesting monthly over next 2 years

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  Exhibit 10.29
CONSULTING AGREEMENT EFFECTIVE DATE: March 25, 2004
Exhibit A